Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-228988) of Evoqua Water Technologies Corp. IPO Restricted Stock Units, the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan, and the Evoqua Water Technologies Corp. Employee Stock Purchase Plan of our report dated December 11, 2018 (except for Note 1, Note 8 and Note 21, as to which the date is February 15, 2019), with respect to the consolidated financial statements and schedule of Evoqua Water Technologies Corp. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 15, 2019